Callaway Golf Increases 2014 Earnings Guidance; Revises 2015 Guidance Due To Changes In Foreign Currency Rates; And Confirms Improvements In Core Business Expected In 2015

CARLSBAD, Calif., Dec. 15, 2014 /PRNewswire/ -- Callaway Golf Company (NYSE:ELY) announced today that the Company is increasing its 2014 earnings guidance to $0.17 - $0.19 per share compared to prior guidance of $0.15 - $0.18 per share. The Company also announced that it is refining other aspects of its 2014 guidance but maintaining its 2014 sales guidance, which is an expected increase in net sales of approximately 6% in 2014 compared to 2013. In addition, the Company announced revisions to its guidance for 2015 as a result of the recent volatility in foreign currency exchange rates.

"We are pleased with the success we have had in 2014, including significant improvements in our operations and financial results, as well as improvements in brand momentum and market share gains," commented Chip Brewer, President and Chief Executive Officer. "This success will position us well for 2015 from an operational perspective. However, because approximately half of our business is transacted outside of the United States, if the recent strengthening of the U.S dollar persists or strengthens further, it will have a significant unfavorable impact on our reported results for 2015. Fortunately, despite these potential currency effects, we continue to see strong overall results on a constant currency basis in most areas of our business and expect continued brand momentum and market share gains in 2015."

2014 Guidance

The Company's estimated results for 2014 reflect the many operating improvements the Company has made during its turnaround as well as the recent unfavorable changes in foreign currency rates. Because of the timing of these rate changes and the Company's hedging program, the Company expects that the recent foreign currency changes will have only a limited impact upon its results for 2014.

The Company's current guidance for the year ending December 31, 2014 is as follows:

  Net sales for the full year continue to be estimated at approximately $890 million, an increase of 6% compared to $843 million in 2013. The Company believes this growth rate will exceed the overall market and be driven by brand momentum and market share gains. The Company was able to maintain its sales guidance despite the impact of the foreign currency rate changes due to higher than anticipated sales of new products during the fourth quarter.
  Gross margins are currently estimated to be approximately 40.5%, compared to gross margins of 37.3% in 2013. This anticipated improvement in 2014 is expected to result from improved operating efficiencies, improved pricing and mix of product sales, and the decrease in charges related to the cost-reduction initiatives. The Company previously had estimated 2014 gross margins of 41.0%. The slight change in estimate includes the limited effect of the unfavorable changes in foreign currency rates.
  Operating expenses are currently estimated to be approximately $331 million compared to $326 million in 2013 due to a planned increase in investments in tour and marketing, higher variable sales related expenses, and modest cost of living increases. The Company had previously estimated 2014 operating expenses of $336 million. The change in estimate is primarily due to continued cost management as well as changes in foreign currency rates.
  Pre-tax income is estimated to range from $19 - $21 million compared to a pre-tax loss of $13.3 million in 2013. The Company had previously estimated pre-tax income for 2014 of $18 - $20 million. The Company continues to estimate that its tax provision will be approximately $5.6 million in 2014, which is the same as in 2013.
  Fully diluted earnings per share is estimated to range from $0.17 to $0.19 on a base of 78 million shares, compared to a 2013 loss per share of $0.31 on 73 million shares. The Company previously estimated fully diluted earnings per share of $0.15 - $0.18. If the Company is successful in achieving these results, it would be the Company's first full year net profit since 2008 and would represent a significant milestone in the Company's turnaround.

2015 Guidance

The Company is revising its 2015 guidance by providing guidance on a constant currency basis and by discontinuing its prior guidance on a GAAP basis. The Company previously estimated for 2015 on a GAAP basis sales growth of 1% - 2% and steady improvement in profitability. The Company confirmed that the sole reason for the revised guidance is the significant volatility in the foreign currency exchange markets over the last two months.

Since the Company last provided guidance in October, the U.S. dollar strengthened significantly against most foreign currencies in which the Company conducts business. If these rates persist or the U.S. dollar strengthens further, the exchange rates are expected to have a significant negative impact upon the Company's 2015 reported results. For example, the change in rates over the last two months has negatively affected 2015 projected sales by $31 million and projected earnings by $0.26 per share. If the current rates persist at these levels throughout 2015, the Company would expect for 2015 a modest decline in reported sales and approximately breakeven profitability. The impact of foreign currency rates on 2015 results ultimately will be determined by actual foreign currency rates throughout 2015, as well as the effect of any hedging contracts implemented in 2015.

The Company also reiterated that its underlying business remains strong and continues to improve. Given the strength of its business and its 2015 product line, the Company is estimating for 2015, on a constant currency basis compared to 2014, sales growth of 2% - 3% and earnings per share growth nearing 100% based upon 2014 expected results. The sales growth is expected to be driven by an estimated 5% - 6% constant-currency sales growth in the Company's core channel business, partially offset by a strategic change in product launch timing and a reduction in certain closeout sales compared to 2014. The Company added that if the foreign currency rates persist, the Company would seek to mitigate the effects of such rates over the long-term through changes in local market pricing, sourcing strategy, and cost management.

2015 Foreign Exchange Impacts

Please see the attached PDF for further information regarding the impact of foreign currency on the Company's 2015 projections.

PDF - http://origin-qps.onstreammedia.com/origin/multivu_archive/ENR/1218131-1-2015-FX-Impacts-2014-12-12-Rates.pdf

Conference Call and Webcast

The Company will be holding a conference call at 5:30 a.m. Pacific time tomorrow (Tuesday, December 16, 2014) to discuss the Company's projected financial results for 2014, the Company's outlook for 2015 and the effect of foreign currency on the Company's business and projections. The call will be broadcast live over the Internet and can be accessed at www.callawaygolf.com. To listen to the call, please go to the website at least 15 minutes before the call to register and for instructions on how to access the broadcast. A replay of the conference call will be available approximately three hours after the call ends, and will remain available through 9:00 p.m. Pacific time on Tuesday, December 23, 2014. The replay may be accessed through the Internet at www.callawaygolf.com.

Non-GAAP Information

The Company has included in this release certain information that has not been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). This non-GAAP information includes the following:

Constant Currency Basis. The Company provided certain information regarding the Company's net sales or projected net sales or earnings or projected earnings on a "constant currency basis." This information estimates the impact of changes in foreign currency exchange rates on the translation of the Company's current or projected future period net sales or earnings as compared to the applicable comparable prior period. This impact is derived by taking the current or projected local currency results and translating them into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable prior period. It does not include any other effect of changes in foreign currency exchange rates on the Company's results or business.

The non-GAAP information presented in this release and related schedules should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. The non-GAAP information may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management uses such non-GAAP information for financial and operational decision-making purposes and as a means to evaluate period over period comparisons and in forecasting the Company's business going forward. Management believes that the presentation of such non-GAAP information, when considered in conjunction with the most directly comparable GAAP information, provides additional useful comparative information for investors in their assessment of the underlying performance of the Company's business without regard to these items. The Company has provided reconciling information in the release or the attached schedules.

Forward-Looking Statements: Statements used in this press release that relate to future plans, events, financial results, performance or prospects, including statements relating to estimated 2015 or 2014 full year sales, sales growth, gross margins, operating expenses, pre-tax income, and earnings per share, as well as the Company's recovery and improved profitability, future market share gains, brand momentum, future foreign currency rates or the effect thereof on the Company's business or financial results, or the Company's ability to mitigate the effects of continued unfavorable foreign currency rates, and future product launches, and the level of close-out sales in 2015, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations and are subject to various risks and unknowns including delays, difficulties, or increased costs in implementing the Company's turnaround strategy; consumer acceptance of and demand for the Company's products; the level of promotional activity in the marketplace; unfavorable weather conditions, future consumer discretionary purchasing activity, which can be significantly adversely affected by unfavorable economic or market conditions; future retailer purchasing activity, which can be significantly negatively affected by adverse industry conditions and overall retail inventory levels; and future changes in foreign currency exchange rates and the degree of effectiveness of the Company's hedging programs. Actual results may differ materially from those estimated or anticipated as a result of these risks and unknowns or other risks and uncertainties, including continued compliance with the terms of the Company's credit facility; delays, difficulties or increased costs in the supply of components needed to manufacture the Company's products or in designing or manufacturing the Company's products; any rule changes or other actions taken by the USGA or other golf association that could have an adverse impact upon demand or supply of the Company's products; a decrease in participation levels in golf; and the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases on the economy generally, on the level of demand for the Company's products or on the Company's ability to manage its supply and delivery logistics in such an environment. For additional information concerning these and other risks and uncertainties that could affect these statements, the golf industry, and the Company's business, see the Company's Annual Report on Form 10-K for the year ended December 31, 2013 as well as other risks and uncertainties detailed from time to time in the Company's reports on Forms 10-K, 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Callaway Golf
Through an unwavering commitment to innovation, Callaway Golf Company (NYSE:ELY) creates products designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf accessories, under the Callaway Golf® and Odyssey® brands worldwide. For more information please visit www.callawaygolf.com.

Contacts: Brad Holiday
Patrick Burke
(760) 931-1771

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